FGL Holdings Reports Third Quarter 2018 Results
GEORGE TOWN, Cayman Islands: November 7, 2018 - FGL Holdings (NYSE: FG), a leading provider of annuities and life insurance, today announced financial results for the third quarter of 2018.

•	Net income available to common shareholders of $49 million or $0.23 per share

•	Adjusted operating income (AOI)[1] available to common shareholders of $62 million or $0.29 per share

•	Total annuity sales of $842 million increased 43 percent, including $631 million of fixed indexed annuities (FIAs) sales, up 49 percent to the prior year quarter

•	Average assets under management of $25.4 billion; including $1.8B of net asset flows year over year

•	On October 9, 2018, FG completed a successful warrant tender offer; the Company issued 7.2 million common shares and $64 million in cash in exchange for 65 million warrants tendered

"We experienced strong growth this quarter as sales momentum continued and our distribution partners gained increased confidence in F&G,” said Chris Littlefield, President and CEO of FGL Holdings.  “We generated $1.8 billion of net asset flows over the past year while consistently exceeding our new business profitability targets, and this asset growth along with stable underlying net investment spreads and expense management rigor helped deliver a 25 percent increase in our year-to-date adjusted operating income. Our disciplined approach to repositioning our investment portfolio to improve risk-adjusted returns and create long-term value resulted in a slower than planned ramp up in net investment income in the third quarter, but the impact was more than offset by other strong operating performance.  Blackstone is doing a great job identifying and executing on investment opportunities, and we see significant upside as we work together to complete our portfolio repositioning work over the next several quarters.”
As a result of acquisition accounting (purchase accounting or PGAAP), financial results for periods after the closing of the merger transaction on November 30, 2017 are generally not comparable to the results of prior periods. Certain metrics, such as sales and policyholder account values, are not affected by PGAAP and are comparable to prior period data. The Company presents the tables and financial results herein as follows:

•	Fidelity & Guaranty Life (FGL) (the Predecessor Company)-November 30, 2017 & prior periods

•	FG (the Successor Company)-December 1, 2017 and subsequent periods

The table below reconciles reported after-tax net income to adjusted operating income (AOI) available to common shareholders.

(In millions)	Three Months Ended
	September 30, 2018	September 30, 2017
	FG (Successor)	FGL (Predecessor)
Reconciliation from Net Income to AOI(1):	(Unaudited)	(Unaudited)
Net income	$56	$61
Effect of investment losses (gains), net of offsets (2)	38	(5)
Effect of changes in fair values of FIA related derivatives, net of offsets (2) (3)	(30)	3
Effect of change in fair value of reinsurance related embedded derivative, net of offsets (4)	—	5
Effect of integration, merger related & other non-operating items	4	2
Net impact of Tax Cuts and Jobs Act	3	—
Tax impact of adjusting items	(2)	(1)
AOI (1)	$69	$65
Dividends on preferred stock (5)	(7)	—
AOI available to common shareholders (1)	$62	$65

Third Quarter and Year-to-Date Earnings Results

Third quarter 2018 net income available to common shareholders was $49 million, or $0.23 per share, compared with $61 million, or $1.06 per share, in the third quarter of 2017. All periods reflect the weighted average diluted shares then outstanding.
Third quarter 2018 adjusted operating income available to common shareholders demonstrates strong and consistent underlying performance trends across the business from invested asset growth, stable underlying net investment spreads and disciplined expense management. Results also included net favorable items of $10 million, or $0.05 per share, available to common shareholders from $5 million favorable actual to expected mortality for the single premium immediate annuity (SPIA) product line and $5 million lower amortization of deferred acquisition costs and value of business acquired (DAC/VOBA) intangibles from annual assumption review. The prior year quarter included net favorable items of $21 million, or $0.36 per share, primarily from $21 million lower DAC amortization from annual assumption review and an out of period actuarial adjustment. All periods reflect the weighted average diluted shares then outstanding.
Year-to-date adjusted operating income available to common shareholders was $181 million, or $0.84 per share, compared to $145 million, or $2.48 per share, in the prior year.

Summary Financial Results (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
(In millions, except per share data)	FG (Successor)	FGL (Predecessor)	FG (Successor)	FGL (Predecessor)
Fixed indexed annuity (FIA) sales (1)	$631	$424	$1,616	$1,317
Total annuity sales (1)	$842	$588	$2,389	$1,902
Average assets under management (1)	$25,883	$20,840	$25,437	$20,524
Net investment spread - FIA (1)	2.16%	3.00%	2.36%	3.02%
Net investment spread - All products (1)	1.71%	2.44%	1.89%	2.46%
Net income available to common shareholders	$49	$61	$140	$115
Net income available to common shareholders per diluted share	$0.23	$1.06	$0.65	$1.98
AOI available to common shareholders (1)	$62	$65	$181	$145
AOI available to common shareholders per diluted share (1)	$0.29	$1.11	$0.84	$2.48
Weighted average common basic shares (6)	214.4	58.3	214.4	58.3
Weighted average common diluted shares (6)	214.4	58.5	214.4	58.4
Total common shares outstanding (6)	214.4	58.9	214.4	58.9
Book value per common share	$5.02	$38.13	$5.02	$38.13
Book value per common share excluding AOCI (1)	$7.67	$28.92	$7.67	$28.92

See footnotes below.

Strong Sales Continue
Total sales in the third quarter of 2018 were $894 million, an increase of 8 percent from the preceding quarter and 51 percent compared to the prior year. In the first nine months of 2018, total sales were $2.5 billion, an increase of 32 percent compared with the first nine months of 2017. Overall sales volumes reflect strong results in line with the industry following the Department of Labor (DOL) fiduciary rule being vacated in April and productive and expanding relationships with distribution partners. Also, sales volumes increased due to traction from new products and a comprehensive product portfolio that meets a broad range of consumer needs while achieving new business profit and capital targets. Finally, the Company is seeing ongoing progress in its flow reinsurance business, which is expected to exceed $175 million in deposits this year.
Total annuity sales were $842 million for the third quarter, an increase of 10 percent from the preceding quarter and 43 percent compared to the third quarter of 2017. On a year-to-date basis, total annuity sales of $2.4 billion increased 26 percent over the prior year period.

Sales of core fixed indexed annuity product in the current quarter were $631 million, increases of 15 percent from the preceding quarter and 49 percent compared to $424 million in the prior year period. FIA sales were $1.6 billion on a year-to-date basis, up 23 percent year-over-year. The Company continues to execute on its growth strategy and is seeing increased sales from existing distribution partners as well as new agent recruitment, which contributed 11 percent of FIA sales year-to-date. The Company's newer performance-based income and accumulation product series accounted for 15 percent of FIA sales in the quarter and 10 percent through the first nine months.
Sales of multi-year guarantee annuities (MYGA) were $211 million in the current quarter, an increase of 29 percent compared to $164 million in the same period last year. Sales increases were driven by strong market positioning through the strength of distribution partnerships and supported by enhanced asset sourcing capabilities.
Indexed universal life (IUL) sales in the quarter were $7 million, up from $6 million last year. Stable IUL sales reflect the Company's focus on quality of new business and pricing discipline. The Company is targeting IUL growth momentum through expanded distribution and new advisors, particularly following a ratings upgrade.
In the third quarter, F&G Reinsurance Ltd. generated $45 million of flow reinsurance deposits, with volume expected to expand as additional opportunities come online in 2019.
Investment Management
The investment portfolio is performing well and in line with operating objectives. Fixed income asset purchases during the third quarter were $2.4 billion at an average net yield(7) of 5.23 percent. Fixed income asset purchases included $1.9 billion structured securities (CLO, CMBS, RMBS and ABS) and $0.5 billion corporates. Overall, the average NAIC rating for the portfolio is stable at 1.5. The Company is making steady progress in repositioning its portfolio to shift from corporate to structured securities and build out its alternative asset portfolio. The Company is maintaining a disciplined approach to the repositioning program, and expects to complete a shift of approximately $5 billion to structured products by the end of the first quarter of 2019, with about $3 billion completed to date.
Average assets under management (AAUM) were $25.4 billion at September 30, 2018 on a year-to-date basis. AAUM increased $4.9 billion compared to the prior year period due to $1.8 billion net new business asset flows, as well as the $1.2 billion increased mark-to-market valuation of the investment portfolio as of the date of the merger, and the inclusion of $1.9 billion acquired AAUM in Front Street Re and FGL Holdings. A roll forward of AAUM can be found in the non-GAAP measurements section of this release.
Net investment income was $267 million in the third quarter of 2018, up $6 million, or 2 percent from the prior year quarter. Net investment income grew $29 million from invested asset growth and $11 million from portfolio reposition lift in the quarter. Offsetting this was approximately $17 million of premium amortization resulting from the fair value mark on the investment portfolio at merger transaction close and $17 million of higher planned investment fees.
Net investment income in the third quarter was down $15 million, or 5 percent from the second quarter of 2018, due to $7 million higher planned investment expenses on invested asset growth, $5 million lower bond prepay income in the prior quarter that did not recur, $3 million higher cash balances related to timing of repositioning sales versus purchases, and $2 million higher unfavorable impact from CLO redemptions held at a premium. Offsetting these items was $2 million from increased portfolio reposition lift. The average earned yield on the total portfolio was 4.13 percent, compared to 4.42 percent in the second quarter of 2018. With reposition actions year-to-date, net investment income and yield on the investment portfolio are expected to rise meaningfully over the next few quarters as the structured asset shift is completed and continue to rise throughout 2019 and 2020 as the alternative asset portfolio is fully funded.
Net investment spread for all products was down 37 basis points on a sequential basis primarily due to the decline in average earned yield on the portfolio from lower net investment income noted above. Net investment spread across all product lines was 171 basis points in the third quarter of 2018 compared to 244 basis points in the prior year period. Spread trends reflect the decline in portfolio yield due to purchase accounting effects and are otherwise stable. Net investment spread for fixed indexed annuities was 216 basis points in the third quarter of 2018, down from the third quarter 2017 due to lower yield from purchase accounting and the planned increase in investment fees.
For the first nine months of 2018, the investment portfolio yield was 4.9 percent on a Statutory or economic basis. The Company expects the overall portfolio yields on both a GAAP and a Statutory basis to continue to expand from ongoing portfolio repositioning actions. Net realized losses on investments excluding derivatives were $40 million in the quarter before amortization and taxes, primarily from $24 million portfolio repositioning and $19 million market value changes on preferred equity securities, the effect of which is excluded from AOI. There were no impairment losses in the current quarter.
Capital Management

•
GAAP book value per common share(1) at September 30, 2018 was $5.02 on a reported basis; book value per common share excluding accumulated other comprehensive income (AOCI) was $7.67, with 214.4 million common shares outstanding as of September 30, 2018.

•
On October 9, 2018, the Company settled the warrant exchange offer. A total of 65,373,565, or approximately 92 percent of the warrants were tendered in exchange for 7,191,070 common shares and $64.1 million in cash. A total of 5,509,769 warrants remain outstanding and will expire on November 30, 2022, or upon earlier redemption or liquidation. The additional common shares issued will be reflected in per share metrics commencing in the fourth quarter of 2018.

•
The Company continues to have a strong and stable capital position, with an estimated Statutory company action level risk-based capital (RBC) on an aggregate basis of approximately 460 percent as of September 30, 2018, including impact of Tax Reform.

Conference Call and Earnings Release
This press release and the financial supplement will be posted to the Company’s website at investors.fglife.bm.

FGL Holdings will conduct a webcast and conference call on Thursday, November 8, 2018 at 9:00 a.m. ET to discuss third quarter 2018 results.
The event can be accessed the following ways:

•	For internet webcast, visit investors.fglife.bm/investors at least 15 minutes prior to the start of the call to register.

•	For conference call, dial 877.883.0383 (U.S. callers) or 412.902.6506 (International callers) approximately 10 minutes prior to the start of the call. The access code is 3970954.

•	A replay of the event via webcast will be available after the call at investors.fglife.bm/investors.

•	A replay of the event via telephone will be available by dialing 877.344.7529 (U.S. callers) or 412.317.0088 (International callers). The access code is 10125034.
The replay information will be available through November 29, 2018.

FGL HOLDINGS AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	September 30, 2018	December 31, 2017
	(Unaudited)	(Audited)
ASSETS
Investments:
Fixed maturity securities, available-for-sale, at fair value (amortized cost: September 30, 2018 - $22,143; December 31, 2017 - $20,847)	$21,421	$20,963
Equity securities, at fair value (cost: September 30, 2018 - $1,490; December 31, 2017 - $1,392)	1,440	1,388
Derivative investments	432	492
Short term investments	15	25
Commercial mortgage loans	497	548
Other invested assets	606	188
Total investments	24,411	23,604
Cash and cash equivalents	944	1,215
Accrued investment income	230	211
Funds withheld for reinsurance receivables, at fair value	708	756
Reinsurance recoverable	2,460	2,494
Intangibles, net	1,205	853
Deferred tax assets, net	285	182
Goodwill	467	467
Other assets	250	141
Total assets	$30,960	$29,923

LIABILITIES AND SHAREHOLDERS' EQUITY

Contractholder funds	$23,164	$21,827
Future policy benefits, including $684 and $728 at fair value at September 30, 2018 and December 31, 2017, respectively	4,631	4,751
Liability for policy and contract claims	60	78
Debt	540	307
Revolving credit facility	—	105
Other liabilities	1,091	892
Total liabilities	29,486	27,960

Commitments and contingencies

Shareholders' equity:
Preferred stock ($.0001 par value, 100,000,000 shares authorized, 391,694 and 375,000 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively)	—	—
Common stock ($.0001 par value, 800,000,000 shares authorized, 214,370,000 issued and outstanding at September 30, 2018 and December 31, 2017, respectively)	—	—
Additional paid-in capital	2,056	2,037
Retained earnings (Accumulated deficit)	(13)	(149)
Accumulated other comprehensive income (loss)	(569)	75
Total shareholders' equity	1,474	1,963
Total liabilities and shareholders' equity	$30,960	$29,923

FGL HOLDINGS AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
	Successor	Predecessor	Successor	Predecessor
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Premiums	$12	$16	$45	$31
Net investment income	267	261	812	765
Net investment gains (losses)	119	117	(74)	265
Insurance and investment product fees and other	46	41	139	129
Total revenues	444	435	922	1,190
Benefits and expenses:
Benefits and other changes in policy reserves	297	320	475	823
Acquisition and operating expenses, net of deferrals	40	36	126	109
Amortization of intangibles	28	(14)	72	70
Total benefits and expenses	365	342	673	1,002
Operating income	79	93	249	188
Interest expense	(8)	(6)	(21)	(18)
Income (loss) before income taxes	71	87	228	170
Income tax expense	(15)	(26)	(67)	(55)
Net income (loss)	$56	$61	$161	$115
Less preferred stock dividend	7	—	21	—
Net income (loss) available to common shareholders	$49	$61	$140	$115

Net income (loss) per common share:

Basic	$0.23	$1.06	$0.65	$1.98
Diluted	$0.23	$1.06	$0.65	$1.98
Weighted average common shares used in computing net income per common share:
Basic	214.4	58.3	214.4	58.3
Diluted	214.4	58.5	214.4	58.4

Cash dividend per common share	$—	$0.065	$—	$0.195

RECONCILIATION OF BOOK VALUE PER COMMON SHARE EXCLUDING AOCI

(In millions, except per share data)	September 30, 2018	December 31, 2017
	(Unaudited)	(Unaudited)
Reconciliation to total shareholders' equity:
Total shareholders' equity	$1,474	$1,963
Less: AOCI	(569)	75
Less: Preferred equity	398	377
Total common shareholders' equity excluding AOCI (1)	$1,645	$1,511

Total common shares outstanding	214.4	214.4
Weighted average common shares outstanding - basic	214.4	214.4
Weighted average common shares outstanding - diluted	214.4	214.4

Book value per common share including AOCI (1)	$5.02	$7.40
Book value per common share excluding AOCI(1)	$7.67	$7.05

ROLLFORWARD OF AVERAGE ASSETS UNDER MANAGEMENT(1) (AAUM) (Unaudited)

(In billions)	AAUM
AAUM as of September 30, 2017	$20.5
Purchase accounting mark-to-market valuation of investment portfolio	1.2
Inclusion of acquired Front Street Re and FGL Holdings	1.9
Net new business asset flows	1.7
Other items	0.1
AAUM as of September 30, 2018	$25.4

Footnotes:

(1)	Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.

(2)	Amounts are net of offsets related to value of business acquired (VOBA), deferred acquisition cost (DAC) and deferred sale inducement (DSI) amortization.

(3)	The Company adjusted its non-GAAP measure to remove the residual impacts of fair value accounting on its FIA products, for periods after December 31, 2017.

(4)	Applicable to the Predecessor only due to the merger.

(5)	Applicable to the Successor only.

(6)	Predecessor share counts reflect those of the Predecessor entity prior to the merger.

(7)	Average yield reflects investment book yield on bonds purchased during the quarter. See the Non-GAAP Measures section below for additional information.

Purchase Accounting
On November 30, 2017, Fidelity & Guaranty Life completed its merger transaction with CF Corp, emerging as FGL Holdings. As of the merger date, the Company applied the acquisition method of accounting (purchase accounting or PGAAP), including the initial recognition of most of FGL's and Front Street Re assets and liabilities at fair value, and the recognition of goodwill and other merger-related intangible assets. Prior period results are not restated for the new basis of accounting, which is used in the preparation of future financial statements and related disclosures.

Non-GAAP Measures

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable GAAP measures are included herein.
The Company updated its AOI definition as to remove the residual impacts of fair value accounting on its FIA products, including gains and losses on derivatives hedging those policies. Management believes the revised measure enhances the understanding of the business post-merger and is more useful and relevant to investors as compared to the previous definition which eliminated only the effects of changes in the interest rates used to discount the FIA embedded derivative.
AOI is a non-GAAP economic measure we use to evaluate financial performance each period. AOI is calculated by adjusting net income (loss) to eliminate (i) the impact of net investment gains/losses including other than temporary impairment ("OTTI") losses recognized in operations, but excluding gains and losses on derivatives hedging our indexed annuity policies, (ii) the effect of changes in fair values of FIA related derivatives and embedded derivatives, net of hedging cost, (iii) the tax effect of affiliated reinsurance embedded derivative, (iv) the effect of integration, merger related & other non-operating items, (v) impact of extinguishment of debt, and (vi) net impact from Tax Cuts and Jobs Act. Adjustments to AOI are net of the corresponding impact on amortization of intangibles, as appropriate. The income tax impact related to these adjustments is measured using an effective tax rate of 21%, as appropriate. While these adjustments are an integral part of the overall performance of the Company, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, Management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations.

AOI available to common shareholders is a non-GAAP economic measure we use to evaluate financial performance attributable to our common shareholders each period. AOI available to common shareholders is calculated by adjusting net income (loss) available to common shareholders to eliminate the same items as described in the AOI paragraph above. While these adjustments are an integral part of the overall performance of the Company, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, Management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.

Adjusted Operating Return on Common Shareholders’ Equity Excluding AOCI is calculated by dividing AOI Available to Common Shareholders’ by total average Common Shareholders’ Equity Excluding AOCI. Average Common Shareholders’ Equity Excluding AOCI for the twelve months rolling, is the average of 5 points throughout the period and for the quarterly average Common Shareholders Equity is calculated using the beginning and ending Common Shareholders Equity, Excluding AOCI, for the period. For periods less than a full fiscal year, amounts disclosed in the table are annualized. As a result of the merger, the starting point for calculation of average Common Shareholders’ Equity was reset to December 1, 2017. The rolling average will be updated from the merger date forward to use available historical data points for the successor until 5 historical data points are available. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, Management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts assessing the level of adjusted earned return on common equity.

Net investment spread is the excess of net investment income earned over the sum of interest credited to policyholders and the cost of hedging our risk on FIA policies. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the performance of the Company’s invested assets against the level of investment return provided to policyholders, inclusive of hedging costs.
AAUM is the sum of (i) total invested assets at amortized cost, excluding derivatives; (ii) related party loans and investments; (iii) accrued investment income; (iv) funds withheld at fair value; (v) the net payable/receivable for the purchase/sale of investments and (iv) cash and cash equivalents, excluding derivative collateral, at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on assets available for reinvestment.
Investment book yield on bonds purchased during the period excludes yield on short-term treasuries and cash and cash equivalents. The Predecessor considered this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the level of return on their income generating invested assets.

Common Shareholders’ Equity is based on Total Shareholders’ Equity excluding Equity Available to Preferred Shareholders. Management considers this to be a useful measure internally and to investors to assess the level of equity that is attributable common stock holders.

Common Shareholders’ Equity Excluding AOCI is based on Common Shareholders' Equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, Management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts assessing the level of earned equity on common equity.

GAAP Book Value per Common Share including and excluding AOCI is calculated as Common Shareholders’ Equity and Common Shareholders Equity Excluding AOCI divided by the total number of shares of common stock outstanding. Management considers this to be a useful measure internally and for investors and analysts to assess the capital position of the Company.
Sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Annuity and IUL sales are recorded as deposit liabilities (i.e. contractholder funds) within the Company's unaudited condensed consolidated financial statements in accordance with GAAP. Management believes that presentation of sales, as measured for management purposes, enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.

While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace GAAP financial results and should be read in conjunction with those GAAP results.

About FGL Holdings
FGL Holdings, an insurance holding company, helps middle-income Americans prepare for retirement. Through its subsidiaries, the company is a leading provider of annuity and life insurance products. FGL Holdings, domiciled in the Cayman Islands, trades on the New York Stock Exchange under the ticker symbol FG. For more information, please visit www.fglife.bm.
Forward Looking Statements
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of FG's management and the management of FG's subsidiaries (including target businesses). Forward-looking statements are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may," "will," "could," "might," or "continues" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation:  the accuracy of FG's assumptions and estimates; FG's and its insurance subsidiaries' ability to maintain or improve financial strength ratings; FG's ability to manage its business in a highly regulated industry; regulatory changes or actions; the impact of FG's reinsurers failing to meet their assumed obligations; restrictions on FG's ability to use captive reinsurers; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; FG's ability to protect its intellectual property; the ability to maintain or obtain approval of the Iowa Insurance Department and other regulatory authorities as required for FG's operations; FG's ability to successfully acquire new companies and integrate such acquisitions; and other factors discussed in FG’s most recent Annual Report on Form 10-K for the year ended December 31, 2017, and its Quarterly Reports on Form 10-Q, which can be found at the SEC's website www.sec.gov.
All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. FG does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results, except as required by law.

Investor Contact:
Diana Hickert-Hill
FGL Holdings
Investors@fglife.bm
410-487-8898

Source: FGL Holdings